Exhibit 99.1

R. Michael Mondavi
P.O. Box 423
Oakville, CA 94562

Via Email

October 4, 2004

The Robert Mondavi Corporation
841 Latour Court
Napa, CA 94558

Attn: Mr. Ted W. Hall
Chairman of the Board

Dear Ted:

     As you know, I fundamentally disagree with the current strategy adopted by the board to directors concerning the future direction of the Company. I have given these issues a great deal of thought, and my disagreement is based solely on my desire to maximize value for all of the shareholders of the Company.

     Because I strongly believe that the strategic plan recently adopted by the board is contrary to the best interests of the Company and all of its shareholders, I do not feel comfortable serving on the Company’s board of directors at this time. Accordingly, effective immediately I hereby resign from my position as a director of the Company.

Very truly yours,

/s/ R. Michael Mondavi R. Michael Mondavi